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                                  EXHIBIT 16.1



March 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Expressions Graphics, Inc.
              File Reference No. 000-33439

Dear Sir or Madam:

         We have read the statements that we understand Expressions Graphics, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of independent accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,



/s/ Stonefield Josephson, Inc.
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Stonefield Josephson, Inc.